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                                                                    EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 of our report dated March 30, 2004 relating to the financial statements of Behringer Harvard Short-Term Opportunity Fund I, LP as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period from September 20, 2002 (date of inception) through December 31, 2002 and cumulatively for the period from September 20, 2002 (date of inception) through December 31, 2003 which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Dallas, Texas
September 30, 2004